                                                                     Exhibit 2.1


                              STOCK PURCHASE AGREEMENT

               This Stock Purchase Agreement (this "Agreement") is made as of May 23, 2000, by and between SATX, Inc., a Nevada corporation ("SATX"), on the one hand, and Ruth Cooper as an individual and trustee of the Cooper Living Trust (established April 19, 1990), as amended, on the other hand. The Cooper Living Trust is sometimes referred to hereinafter as the "Trust," Ruth Cooper is sometimes referred to hereinafter as "Mrs. Cooper," and the Trust and Mrs. Cooper are sometimes collectively referred to hereinafter as the "Cooper Parties."

                                    RECITALS

               The Trust currently holds 4,982,600 of the issued and outstanding shares of common stock of ORA Electronics, Inc., a Delaware corporation ("ORA"). The Trust desires to sell to SATX, and SATX desires to purchase from the Trust, 3,982,600 of the issued and outstanding shares (the "ORA Shares") of common stock of ORA, for the consideration and on the terms set forth in this Agreement. The remaining 1,000,000 shares shall be retained by the Trust.

                                    AGREEMENT

               The parties, intending to be legally bound, agree as follows:

1. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, the Trust hereby sells and transfers the ORA Shares to SATX, and SATX hereby purchases the ORA Shares from the Trust.

2. CLOSING. The purchase and sale of the ORA Shares shall be accomplished at a closing to be held on Tuesday, May 23, 2000, at 8:30 a.m. (the "Closing Date") at the offices of Mitchell, Silberberg & Knupp, LLP, 11377 West Olympic Boulevard, Los Angeles, California 90064 (the "Closing").

3. CONSIDERATION. As consideration for the sale of the ORA Shares, SATX hereby agrees to provide the Trust with the following: (i) Seventy-Five Thousand Dollars ($75,000), already paid, the receipt of which the Trust hereby acknowledges; (ii) Four Hundred Thousand (400,000) shares of the common stock of SATX, Inc. (the "SATX Shares"); (iii) an additional Seventy-Five Thousand Dollars ($75,000) (the "Closing Payment"), which shall be paid at the Closing; and (iv) $23,185.83 which shall be paid pursuant to the terms of the Promissory Note attached hereto as Exhibit "A" (the "Purchase Note"). As additional consideration, SATX shall assume and shall pay: (i) within forty-five (45) calendar days following the date hereof, all indebtedness now or hereafter accrued, including interest and penalties (the "Indebtedness"), currently aggregating approximately Three Hundred Thousand Dollars ($300,000), payable to ORA pursuant to that certain promissory note dated March 31, 1996, as heretofore amended, restated and extended to March 31, 2001 (the "Note"); and (ii) when due, all liabilities and obligations arising out of or under that certain continuing guaranty dated February 1, 1989, given by Ruth Cooper and Gershon Cooper to the Aid Association of Lutherans to guaranty the repayment of a loan to ORA (the "Mortgage Guaranty"), secured by that certain real property located at 9410 Owensmouth Avenue, Chatsworth, California (the "ORA Property"). Concurrently herewith, SATX shall execute and deliver an Assumption Agreement, in the form annexed hereto as Exhibit "B" evidencing SATX's agreement set forth in the preceding sentence. SATX's obligation to pay the Purchase Note and to perform its obligations under the Assumption Agreement shall be secured by a pledge of the ORA Shares, as more fully set forth in the Stock Pledge Agreement attached hereto as Exhibit "C" (the "Pledge Agreement"), and executed and delivered by SATX to the Cooper Parties concurrently herewith.

4. COOPER RESIGNATION/POSSESSION OF VEHICLES/APPOINTMENT OF BOARD. Effective on the Closing Date, Mrs. Cooper shall resign and withdraw from each office she holds with ORA and from ORA's Board of Directors ("ORA's Board"). At the Closing, Mrs. Cooper shall deliver possession to ORA of the 1998 BMW 740i and the 2000 BMW 740iL automobiles that were leased by ORA for the use of Gershon and Ruth Cooper. It shall be a condition of the Closing that, effective on the Closing Date, ORA's Board shall be constituted of solely John Burris, Matthew Jodziewicz, Merritt Jesson, Khoren Shaginian and Robert Ellis.

5. DELIVERY AT CLOSING. The Parties hereto shall deliver at Closing the items identified on the Memorandum of Closing attached hereto as Exhibit "D."

6. REPRESENTATIONS AND WARRANTIES OF THE COOPER PARTIES. The Cooper Parties represent and warrant to SATX as follows:

         6.1 Organization. ORA is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the full power and authority (corporate or otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties which it now owns and leases.

         6.2 Capital Structure. The authorized capital stock of ORA consists of 30,000,000 shares of common stock, of which approximately 7,117,638 shares are issued and outstanding, and 5,000,000 shares of preferred stock, of which no shares are issued and outstanding. Accordingly, the ORA Shares represent no less than 55% of all of the issued and outstanding shares of the stock of ORA. All of the ORA Shares were issued in compliance with applicable federal and state securities laws, and no further registration, qualification or other compliance under such securities laws is required for the transfer to SATX of the ORA Shares in accordance with the terms of this Agreement. All of the ORA Shares are validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, ORA's Articles of Incorporation or Bylaws or any agreement to which ORA is a party or is bound. To the best of the Cooper Parties' knowledge, an additional 2,100,000 shares of ORA common stock are reserved for issuance upon the exercise of options outstanding under ORA's 1996 Stock Plan and 1996 Non-Employee Directors Stock Option Plan; however, to the best of the Cooper Parties' knowledge, only 11,000 of such options currently are outstanding and no contractual or other obligations to grant any additional options under such plans currently exist. To the best of the Cooper Parties' knowledge, an additional 23,022 shares of ORA Common Stock are reserved for issuance upon the exercise of options outstanding under an Option Agreement dated December 20, 1996 between DLS Financial Services, Inc. and ORA. Except for the foregoing, to the best of the Cooper Parties' knowledge, there are not equity securities of any class of ORA nor any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except to the extent publicly disclosed in SEC filings or set forth herein, to the best of the Cooper Parties' knowledge, there are no options, warrants, calls, rights, commitments, or agreements of any character to which ORA is a party or by




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which it is bound obligating ORA to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of ORA or obligating ORA to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

         6.3 Authority. The Cooper Parties have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Cooper Parties and constitutes valid and binding obligations of the Cooper Parties, enforceable against them in accordance with its terms.

         6.4 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to the Cooper Parties in connection with the execution and delivery of this Agreement or the consummation by the Cooper Parties of the transactions contemplated hereby, except for the required notification to the SEC by ORA regarding the closing of this transaction.

         6.5 SEC Documents. To the best knowledge of the Cooper Parties, each report, registration statement and definitive proxy statement filed by ORA with the SEC since December 31, 1997 (the "ORA SEC Documents"), as of the respective filing dates of such documents and as of the date of this Agreement, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and none of the ORA SEC Documents contained or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed ORA SEC Document. To the best knowledge of the Cooper Parties, through and including the Closing Date, there have been no material adverse changes to the facts set forth in the ORA SEC Documents other than the death of Gershon Cooper.

         6.6 Information Supplied. None of the representations or warranties herein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         6.7 No Conflict. To the best knowledge of the Cooper Parties, except as set forth on the Disclosure Schedule, the execution and delivery of this Agreement by the Cooper Parties, and the performance of their obligations hereunder: (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Articles of Incorporation or Bylaws of ORA or any material contract, agreement or commitment binding upon the Cooper Parties or ORA or any of their respective assets or properties; (ii) will not give rise to a right by any person or entity to terminate its obligations under any material agreement; (iii) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the material assets or properties of ORA; and (iv) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over the Cooper Parties or ORA or any of their respective assets or properties.




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

         6.8 Shares of Common Stock. The Trust owns all of the ORA Shares free and clear of any and all liens, claims, encumbrances, security interests, voting trust arrangements, pledges and equities of any nature, other than restrictions on transfer under the federal and state securities laws and that certain Registration Rights Agreement, dated as of December 20, 1996, between ORA and the Seller, and the ORA Shares are being delivered to SATX hereunder free and clear of the same (other than such restrictions on transfer). The ORA Shares, when issued and delivered to SATX in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

         6.9 Investment Intent. The SATX Shares are being acquired by the Trust solely for the Trust's own account, for investment purposes only, and with no intention of distributing, selling or otherwise disposing of any of such shares absent registration and qualification under applicable federal and state securities laws or an applicable exemption from such registration and qualification requirements as demonstrated to SATX as described below. The Cooper Parties further acknowledge and agree that the certificate(s) representing the SATX Shares will contain on the face thereof (or prominently on the back thereof) a legend substantially in the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED UNLESS COVERED BY EFFECTIVE REGISTRATION STATEMENTS UNDER SUCH FEDERAL AND STATE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION."

         6.10 Sophistication. The Trust is able to bear the economic risk of an investment in the SATX Shares, and the Cooper Parties have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment and therefore have the capacity to protect their own interests in connection with the purchase of the SATX Shares.

         6.11 Illiquidity. The Cooper Parties understand that the legal restrictions on transfer applicable to the SATX Shares, including, without limitation, those discussed in Section 6.9, above, will adversely affect the Trust's ability to transfer said shares and that the Trust may never be able to sell or dispose of said shares and may thus have to bear the risk of the Trust's investment in the SATX Shares for a substantial period of time, or forever.

         6.12 Accredited Investor. The Trust is an "accredited investor" for purposes of federal securities laws.

         6.13 Due Diligence. In making the decision to purchase the SATX Shares, the Cooper Parties have relied solely on independent investigations conducted by themselves and/or their advisors. The Cooper Parties have reviewed SATX's books and records and are not relying on any financial information provided by SATX other than any such information expressly set forth herein




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

or therein. The Cooper Parties, and their representatives and advisers, have had all information that each of them has requested made available to them and they have each had the opportunity to:

                  (A) obtain all information deemed necessary by them regarding SATX; and

                  (B) ask questions of and receive satisfactory answers from SATX and representatives of SATX concerning the terms and conditions of the purchase of the SATX Shares set forth herein, the business prospects of SATX, and such other questions as the Cooper Parties and/or their representatives/advisers deemed necessary or appropriate for the Trust's investment decision with respect to the SATX Shares, and that all such questions have been answered to such persons' satisfaction.

Anything contained in this Section 6.13 to the contrary notwithstanding, the Cooper Parties acknowledge and agree that SATX expressly disclaims any representation or warranty respecting the financial and other information referenced in this Section 6.13, other than those representations and warranties set forth in Section 7 hereof and that, except as set forth in Section 7, SATX shall have no liability or obligation relating to or arising out of the accuracy or inaccuracy of SATX's books and records, or any other information, oral or written, provided by SATX or its representatives.

7. REPRESENTATIONS AND WARRANTIES OF SATX. SATX represents and warrants to the Cooper Parties as follows:

         7.1 Organization. SATX is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the full power and authority (corporate or otherwise) to carry on its business in the places and as it is now being conducted and to own and lease the properties which it now owns and leases.

         7.2 Authority. SATX has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and shareholder actions for SATX. This Agreement has been duly executed and delivered by SATX and constitutes valid and binding obligations of SATX, enforceable against it in accordance with its terms.

         7.3 Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to SATX in connection with the execution and delivery of this Agreement or the consummation by SATX of the transactions contemplated hereby, except for the required notification to the SEC by SATX regarding the closing of this transaction. SATX further agrees to cause the timely filing of such SEC notification and the SEC notification referenced in
Section 6.4, above.

         7.4 SEC Documents. As of the filing dates of the March 27, 2000 Form 10 (the "Form 10"), and the Form 10-Q for the period ended March 31, 2000 (the "Form 10-Q"), which were filed by SATX with the Securities and Exchange Commission, and as of the date of this Agreement, the




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

Form 10 and Form 10-Q complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and the Form 10 and Form 10-Q did not and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Through and including the Closing Date, there have been no material adverse changes to the facts set forth in the Form 10 and the Form 10-Q.

         7.5 Information Supplied. None of the representations or warranties herein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         7.6 No Conflict. The execution and delivery of this Agreement by SATX, and the performance of its obligations hereunder: (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Articles of Incorporation or Bylaws of SATX or any material contract, agreement or commitment binding upon SATX or any of its assets or properties; (ii) will not give rise to a right by any person or entity to terminate its obligations under any material agreement; (iii) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the material assets or properties of SATX; and (iv) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over SATX or any of its assets or properties.

         7.7 Shares of Common Stock. The SATX Shares, when issued and delivered to the Trust in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

         7.8 Investment Intent. The ORA Shares are being acquired by SATX solely for SATX's own account, for investment purposes only, and with no intention of distributing, selling or otherwise disposing of any of such shares absent registration and qualification under applicable federal and state securities laws or an applicable exemption from such registration and qualification requirements as demonstrated to ORA as described below. SATX further acknowledges and agrees that the certificate(s) representing the ORA Shares will contain on the face thereof (or prominently on the back thereof) a legend substantially in the following form:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED UNLESS COVERED BY EFFECTIVE REGISTRATION STATEMENTS UNDER SUCH FEDERAL AND STATE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION."




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

         7.9 Sophistication. SATX is able to bear the economic risk of an investment in the ORA Shares, and has such knowledge and experience in financial and business matters that SATX is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect SATX's own interests in connection with the purchase of the ORA Shares.

         7.10 Illiquidity. SATX understands that the legal restrictions on transfer applicable to the ORA Shares, including, without limitation, those discussed in Section 7.8, above, will adversely affect SATX's ability to transfer said shares and that SATX may never be able to sell or dispose of said shares and may thus have to bear the risk of SATX's investment in the ORA Shares for a substantial period of time, or forever.

         7.11 Accredited Investor. SATX is an "accredited investor" for purposes of federal securities laws.

         7.12 Due Diligence. In making the decision to purchase the ORA Shares, SATX has relied solely on independent investigations conducted by itself and/or its advisers. SATX has reviewed ORA's books and records and is not relying on any financial information provided by ORA other than any such information expressly set forth herein or therein. SATX, and its representatives and advisers, have had all information that each of them has requested made available to them and they have each had the opportunity to:

                  (A) obtain all information deemed necessary by them regarding ORA; and

                  (B) ask questions of and receive satisfactory answers from ORA, the Cooper Parties and other representatives of ORA concerning the terms and conditions of the purchase of the ORA Shares set forth herein, the business prospects of ORA, and such other questions as SATX and/or its representatives/advisers deemed necessary or appropriate for SATX's investment decision with respect to the ORA Shares, and that all such questions have been answered to such persons' satisfaction.

Anything contained in this Section 7.12 to the contrary notwithstanding, SATX acknowledges and agrees that the Cooper Parties expressly disclaim any representation or warranty respecting the financial and other information referenced in this Section 7.12, other than those representations and warranties set forth in Section 6 hereof and that, except as set forth in Section 6, the Cooper Parties shall have no liability or obligation relating to or arising out of the accuracy or inaccuracy of ORA's books and records, or any other information, oral or written, provided by ORA or its representatives.

8. INDEMNIFICATION. SATX hereby agrees to defend, indemnify and hold harmless the Cooper Parties with respect to any and all losses, costs, damages, liabilities and expenses (including, without limitation, any reasonable, outside attorneys' fees and court costs) (collectively, "Losses") incurred by the Cooper Parties arising out of or in connection with: (a) the failure of SATX to pay and discharge the Indebtedness, as that term is defined in Section 3 of this Agreement; (b) the breach of, or failure of SATX to perform, any of its covenants and agreements set forth in this Agreement, the Purchase Note, the Assumption Agreement or the Pledge Agreement; (c) the breach of any of the covenants, conditions and agreements of the Cooper Parties or ORA set forth in any of the documents referenced on the Disclosure Schedule attached hereto as Exhibit "E"; and (d) the




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operation of ORA whether before or after the Closing, except, in the case of clause (d) only, any Losses caused by: (i) the breach of this Agreement; (ii) fraud; (iii) criminal activity; or (iv) negligent or other misrepresentation; in any case, by either of the Cooper Parties. For purposes of clarification, the indemnification obligation contained herein shall not require SATX to indemnify the Cooper Parties or the Estate of Gershon Cooper, deceased, for any Losses which have been paid already by the Cooper Parties or the Estate of Gershon Cooper, deceased, or as to which the Cooper Parties or the Estate of Gershon Cooper, deceased, have set up a reserve.

9. REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Cooper Parties under the Securities Act of 1933, as amended, and any other rule or regulation of the SEC that may at any time permit the Cooper Parties to sell the SATX Shares to the public without registration, SATX agrees to make and keep public information available, as those terms are understood and defined in SEC Rule 144 and to file with the SEC in a timely manner all reports and other documents required of it under the Act or the Securities Exchange Act of 1934, as amended. SATX further agrees to furnish to the Cooper Parties, so long as they own any SATX Shares, forthwith upon request
(i) a written statement by SATX that it has complied with the reporting requirements of SEC Rule 144, and the Securities Exchange Act of 1934, as amended; and (ii) such other information as may be reasonably requested in availing the Cooper Parties of any rule or regulation of the SEC that permits the selling of any such securities without registration.

10. MISCELLANEOUS.

        10.1 Severability. Should any Section or any part of a Section of or within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

        10.2 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        10.3 Amendments and Waivers. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except in a written instrument signed by both parties.

        10.4 Successors and Assigns. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

        10.5 Survival of Representations and Warranties, Etc. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement.

        10.6 Entire Agreement. This Agreement, the attached Exhibits and the other agreements referenced herein contain the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.




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

       10.7 Further Assurances. The parties hereto shall each execute such other documents and instruments and take such other actions as may be reasonably required or requested in order to effectuate the transactions contemplated by this Agreement.

       10.8 Choice of Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of California.

       10.9 Attorneys' Fees. Should any dispute arise in connection with the enforcement, terms or conditions of this Agreement, the prevailing party in any litigation to resolve any such dispute shall be entitled to recover its reasonable attorneys' fees and court costs in connection therewith.

       10.10 D&O Insurance. From and after the date hereof, and for a period of six years following the Closing Date, SATX shall use its best efforts to cause ORA to maintain continuously in effect directors' and officers' liability insurance covering Ruth Cooper and the Estate of Gershon Cooper, deceased, for actions taken or omissions occurring at or prior to the Closing Date on terms that are not less favorable to Ruth Cooper and the Estate of Gershon Cooper, deceased, than the then existing directors' and officers' liability insurance coverage maintained by ORA. Notwithstanding the foregoing, if the directors and officers of ORA are named insureds under a policy of insurance issued to SATX or another affiliate of SATX, Ruth Cooper and the Estate of Gershon Cooper, deceased, shall be added as named insureds under such policy, in lieu of an ORA policy, on terms no less favorable to Ruth Cooper and the Estate of Gershon Cooper, deceased, than that provided to any director or officer of ORA. SATX shall use its best efforts to cause ORA to deliver to the Cooper Parties: (i) a copy of any insurance policy obtained as provided herein; and (ii) copies of any certificates or material notices, including notices of termination, cancellation or non-payment, received in connection with the directors' and officers' liability insurance provided for herein.

       10.11 Notice of Default. SATX shall provide the Cooper Parties with copies, within three (3) business days of receipt, of all notices from the Holder of the Secured Promissory Note identified on the Disclosure Schedule, and all material correspondence to the Holder from ORA and/or SATX.

       10.12 Chatsworth Property. SATX shall, within two (2) years following the date hereof, use its best efforts to cause the Cooper Parties and the Estate of Gershon Cooper, deceased, to be released from any and all liabilities and obligations arising out of or under the terms of the Mortgage Guaranty. If, within two (2) years following the date hereof, SATX has not caused the Cooper Parties and the Estate of Gershon Cooper, deceased, to be released from any and all liabilities and obligations arising out of or under the terms of the Mortgage Guaranty, then SATX shall use its best efforts to cause ORA, its successors or assigns, to sell or refinance the ORA Property.

       10.13 Termination of Guaranty. On the first business day after the Closing, at the request of SATX, the Cooper Parties shall notify the Holder of the Secured Promissory Note in writing that the Mortgage Guaranty is terminated as to any and all future transactions in accordance with Section 2.02 of the Mortgage Guaranty. The Cooper Parties shall not agree to any modification, extension or amendment of, or agree to any additional borrowing of sums or disbursements or advances of lines of credit (collectively, "New Mortgage Debt") under, the Mortgage Guaranty without the prior written consent of SATX. Any modification, extension, amendment, or agreement made by, or New




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

Mortgage Debt incurred, with the consent of the Cooper Parties and/or the Estate of Gershon Cooper, deceased, respecting the Mortgage Guaranty, after the Closing Date and without the prior written consent of SATX, shall not be included in the obligations assumed by SATX pursuant to Section 3 hereof, and shall not be covered under the indemnification obligation set forth in Section 8 of this Agreement.

        10.14 No Modification to the Cooper Note. The Cooper Parties shall not agree to any modification, extension or amendment to, or to any additional borrowing of sums or disbursements of advances or lines of credit (collectively, "New Cooper Debts") under, the Cooper Note without the prior written consent of SATX. Any modification, extension, amendment, or agreement made, or New Cooper Debts incurred, by the Cooper Parties and/or the Estate of Gershon Cooper, deceased, after the date hereof respecting the Cooper Note, without the prior written consent of SATX, shall not be included in the obligations assumed by SATX pursuant to Section 3 hereof, and shall not be covered under the indemnification obligation set forth at Section 8 of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                               SATX, INC., a Nevada corporation


__________________________________             By:_____________________________
Ruth Cooper, individually and as               Name:
Trustee of the Cooper Living Trust             Title:
(established April 19, 1990), as
amended



















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

                                   EXHIBIT "A"
                               (THE PURCHASE NOTE)

                                   EXHIBIT "B"

                           (THE ASSUMPTION AGREEMENT)

                                   EXHIBIT "C"

                          (THE STOCK PLEDGE AGREEMENT)

                                   EXHIBIT "D"

                             (MEMORANDUM OF CLOSING)

                                   EXHIBIT "E"

                              (DISCLOSURE SCHEDULE)

1. Secured Promissory Note dated February 1, 1989 (the "Secured Promissory Note"), by and between Alliance Research Corporation, a California corporation (predecessor to ORA), and Aid Association for Lutherans, a Wisconsin corporation, in the original principal amount of $5,000,000, and all documents referenced therein. The Secured Promissory Note provides, inter alia, that:

                  "[i]n the event that without the prior written consent of Holder, which consent or the denial thereof shall be in Holder's sole and absolute discretion . . .(b) any sale . . .shall occur and result in someone other than Gershon Cooper, Ruth Cooper, or a living trust for the benefit of the Cooper family, in which Gershon Cooper and/or Ruth Cooper are the sole trustees, acquiring a controlling interest in [ORA]. . .then, at Holder's election in its sole and absolute discretion, upon notice to [ORA], Holder may declare the whole of the principal balance of this Note and all accrued but unpaid interest thereon immediately due and payable, together with a transfer privilege fee of (a) four percent (4%) of said principal balance if such Unconsented Transfer occurs on or before the expiration of the first two (2) years following the Adjustment Date, or (b) the greater of (1) one-half (1/2) of the then applicable Prepayment Privilege Fee and (ii) one percent (1%) of said principal balance if such Unconsented Transfer occurs after the expiration of the first two (2) years following the Adjustment Date and before the date that is four (4) years and nine (9) months after the Adjustment Date. After the date that is four (4) years and nine (9) months following the Adjustment Date, there will be no transfer privilege fee."












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